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                                                               Exhibit (b)(4)(c)



          ENDORSEMENT TO THE FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
                               WHEN THE OWNER IS A
            NET INCOME MAKEUP CHARITABLE REMAINDER UNITRUST (NIMCRUT)


This Endorsement alters a provision of the Flexible Premium Variable Deferred Annuity policy for suitability to the NIMCRUT market. The policy is amended and modified as set forth below.

The Waiver of Contingent Deferred Sales Charges on 10% of Accumulation Value provision of this policy, the text of which follows, is deleted in its entirety from this policy:

"Waiver of Contingent Deferred Sales Charges on 10% of Accumulation Value. There shall be no Contingent Deferred Sales Charge on total Accumulation Value withdrawn during any Policy Year in an amount equal to up to 10% of the Accumulation Value at the start of the Policy Year."

"This Waiver of Contingent Deferred Sales Charges does not apply upon Cash Surrender. Any Contingent Deferred Sales Charges waived through operation of this provision during the 12 months immediately preceding Cash Surrender of this policy will be assessed against the Cash Surrender Value."

In its place, the following provision is added to this policy:

"Waiver of Contingent Deferred Sales Charges in NIMCRUT'S. There shall be no Contingent Deferred Sales Charge on total Accumulation Value withdrawn during any Policy Year in an amount equal to the greater of:

a.       10% of the Accumulation Value at the start of the Policy Year; and

b. the excess of the Accumulation Value over cumulative Net Premiums paid into this policy less cumulative withdrawals as of the start of the Policy Year."

"This Waiver of Contingent Deferred Sales Charges does not apply upon Cash Surrender. Any Contingent Deferred Sales Charges waived through operation of this provision during the 12 months immediately preceding Cash Surrender of this policy will be assessed against the Cash Surrender Value."

The effective date of this Endorsement is the Date of Issue of the policy unless a later date is shown below.

Signed for Life Insurance Company of the Southwest at Dallas, Texas, as of its effective date, by


                                                     Secretary